UNITED STATES BANKRUPTCY COURT
DISTRICT OF CONNECTICUT

In re
Technipower Systems, Inc.

Chapter 11

Debtor

Case No. 09-52444

ORDER APPROVING DISCLOSURE STATEMENT AND FIXING DATE FOR FILING ACCEPTANCE OR REJECTION OF PLAN, OBJECTIONS THERETO, AND CONFIRMATION HEARING COMBINED WITH NOTICE THEREOF

A Disclosure Statement and Plan of Reorganization ("the Plan"), having been filed by Technipower Systems, Inc. ("the proponent") on September 13, 2010, and it having been determined, pursuant to 11 U.S.C. §1125, that said Disclosure Statement contains adequate information,

1. The Disclosure Statement is approved;

2. Within 8 days after the entry of this Order, the proponent shall mail, pursuant to Bankruptcy Rule 3017(d)(1) the Plan or a court approved summary thereof; (2) the Disclosure Statement; and (3) a copy of this Order to all creditors and equity security holders.

In addition, the proponent shall mail a ballot, conforming to Official Form No. 14, to creditors and equity security holders entitled to vote on the Plan;

3. October 22, 2010 is fixed as the last day for returning **written ballots of acceptance or rejection** of the plan;

4. October 26, 2010 at 11:00 a.m. is fixed as the date of the **hearing to consider confirmation of the Plan** in room 123 at the United States Courthouse, 915 Lafayette Boulevard, Bridgeport, Connecticut 06604;

5. **Written objection** to the Plan, pursuant to Bankruptcy Rule 3020(b), shall be filed with the court no later than October 22, 2010; and

6. The proponent shall file a certification of service immediately after compliance with this Order.

Dated: September 17, 2010

Alan H. W. Shiff
Alan H. W. Shiff
United States Bankruptcy Judge